Exhibit 3(a)

The undersigned, being the Secretary of Tenet Healthcare Corporation, a Nevada Corporation (the “Corporation”), does hereby certify that these Amended and Restated Articles of Incorporation correctly set forth the Articles of Incorporation of Tenet Healthcare Corporation as adopted at its annual meeting of shareholders on May 8, 2008, by shareholders holding not less than two-thirds of all outstanding shares of the Corporation, voting together and not by class, by the vote of 424,972,965 shares of the Corporation’s Common Stock in favor thereof. The Restated Articles of Incorporation of the Corporation, as heretofore amended are hereby amended and restated in their entirety as follows:

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TENET HEALTHCARE CORPORATION

I

The name of this corporation is:

TENET HEALTHCARE CORPORATION

II

The principal office of this corporation in the State of Nevada is to be located at 6100 Neil Road, Suite 500, City of Reno, County of Washoe.

III

The corporation may engage in any lawful activity, including, without limitation, operating as a proprietary health care company.

IV

The stock of this corporation shall be divided into two classes, consisting of One Billion Fifty Million (1,050,000,000) shares of Common Stock and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock. Each share of Common Stock shall have a par value of $.05, and each share of Preferred Stock shall have a par value of $.15.

The shares of Preferred Stock may be issued and reissued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including, without limitation, sinking fund provisions and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters with respect to any wholly unissued series of Preferred Stock, including the authority (a) to determine the number of shares constituting any such series and the designation thereof; and (b) to increase the number of shares of any series at any time. In case the outstanding shares of any series shall be reacquired or shall not be issued, such shares may be designated or redesignated and altered, and issued or reissued, hereunder, by action of the Board of Directors. The Board of Directors also shall have such other authority with respect to shares of Preferred Stock that may be reserved to the Board of Directors by law.

V

The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done by the shareholders.

The Board of Directors may change the number of directors from time to time and may fill any vacancies in the Board of Directors, however created, except vacancies first filled by the shareholders. Neither the Board of Directors nor the shareholders may ever increase the number of directors by more than one during any 12-month period, except upon the affirmative vote of a majority of the directors, or the affirmative vote of a majority of the holders of all outstanding shares voting together and not by class. This provision may not be amended except by a like vote.

The Board of Directors shall not be classified. Any director elected or appointed after the effective time of this Article V shall serve for a term expiring at the next annual meeting or until their earlier resignation, death or removal. Each director elected or appointed prior to the effectiveness of this Article V shall serve for the full term for which she or he was elected or appointed, and any director elected or appointed to fill a vacancy created by the resignation, death or removal of such director during such term shall serve the remainder of such term. Regardless of their remaining term, directors shall not be entitled to vote as a class on any matter being voted on by the Board, other than those issues specifically related to a class and for which class voting was allowed immediately prior to the effective time of this amendment. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

VI

The capital stock of this corporation shall be non-assessable to the full extent permitted by law.

VII

The corporation is to have perpetual existence.

VIII

The affirmative vote of a majority of the holders of all outstanding shares, voting together and not by class, shall be required to approve any merger or consolidation or the sale of substantially all of the assets of this corporation. This provision shall not be amended except by a like vote.

IX

No director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 300 of the Private Corporation Law of the State of Nevada.

If the Private Corporation Law of the State of Nevada is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent authorized by the Private Corporation Law of the State of Nevada, as so amended.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of this corporation or an officer of this corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

Dated: May 8, 2008	TENET HEALTHCARE CORPORATION

	By:	/s/ Caitlin Larsen
Caitlin Larsen, Secretary

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